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EXHIBIT 12 TO 2000 10-K


                              CONVERGYS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (AMOUNTS IN MILLIONS)
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

                                                            2000     1999       1998
                                                            ----     ----       ----
Earnings:
        Income before income taxes, extraordinary
        charges and cumulative effect of change
        in account principle                              $317.0     $222.5      $130.6

        Adjustment for undistributed (income)/losses
        of partnerships                                     13.4        2.2       (25.1)

        Interest expense                                    32.9       32.5        33.9

        Portion (1/3) of rental expense deemed interest     33.6       36.8        39.1
                                                          ------     ------      ------

               Total earnings                             $396.9     $294.0      $178.5
                                                          ======     ======      ======


Fixed Charges:

        Interest expense                                  $ 32.9     $ 32.5      $ 33.9

        Portion (1/3) of rental expense deemed interest     33.6       36.8        39.1
                                                          ------     ------      ------

               Total fixed charges                        $ 66.5     $ 69.3      $ 73.0
                                                          ======     ======      ======


Ratio of Earnings to Fixed Charges                          5.97       4.24        2.45
                                                          ======     ======      ======
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